Exhibit 2.6

Second Amendment to Asset Purchase Agreement

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 17, 2010 by and among MainRock II Chandler, LLC, a Delaware limited liability company (“Chandler Seller”), MainRock II Chantilly, LLC, a Delaware limited liability company (“Chantilly Seller”), MainRock, LLC, a Delaware limited liability company (“El Segundo Seller”), 365 Jack London Square, LLC, a Delaware limited liability company (“Oakland Seller”), and Rincon 365 Borrower, LLC, a Delaware limited liability company (“San Francisco Seller” and with Chandler Seller, Chantilly Seller, El Segundo Seller and Oakland Seller, each individually a “Seller” and, collectively, the “Sellers”), each with an address c/o Rockwood Capital, LLC, Two Embarcadero Center, 23rd Floor, San Francisco, CA 94111, and Digital Realty Trust, L.P., a Maryland limited partnership (the “Purchaser”), with an address at 560 Mission Street, Suite 2900, San Francisco, CA 94105, and amends that certain Asset Purchase Agreement among the Sellers and the Purchaser dated as of June 1, 2010, as amended by a First Amendment to Asset Purchase Agreement among the Sellers and the Purchaser dated as of June 16, 2010 (as so amended, the “Original Agreement”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to them in the Original Agreement.

For mutual consideration, the receipt and sufficiency of which are hereby acknowledged by the Sellers and the Purchaser, the Sellers and the Purchaser hereby amend the Original Agreement by extending the expiration of the Due Diligence Period from 5:00 PM (Pacific time) on June 17, 2010 until 5:00 PM (Pacific time) on June 18, 2010; provided, however, that the Closing Date shall not change as a result of such extension of the Due Diligence Period (i.e. the Closing Date shall continue to be fifteen (15) days after the expiration of the Due Diligence Period specified in the Original Agreement without regard to this Amendment).

Except as expressly set forth in this Amendment, the Original Agreement remains unmodified and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an instrument under seal and as of the date first written above.

SELLERS:

MainRock II Chandler, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

MainRock II Chantilly, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

MainRock, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

365 Jack London Square, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

Rincon 365 Borrower, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

PURCHASER:

DIGITAL REALTY TRUST, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc., a Maryland corporation, Its general partner

	By:	/s/ Joshua Mills
	Name:	Joshua Mills
	Title:	General Counsel